Exhibit 4.8

April 30, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: ReneSola Ltd

Dear Sirs/Madams:

We have read Item 16F of Form 20-F of ReneSola Ltd (“ReneSola”) for the year ended December 31, 2017, which ReneSola expects to file on or about April 30, 2018, and have the following comments:

1.          We agree with the statements made in the first sentence of paragraph 1 and paragraphs 2, 3 and 4 of Item 16F for which we have a basis on which to comment on, and we agree with, the disclosures.

2.          We have no basis on which to agree or disagree with the statements made in sentences 2, 3 and 4 of paragraph 1 or the paragraph 5 of Item 16F.

Yours sincerely,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP
Shanghai, China
April 30, 2018